Exhibit 99.1

Iota Communications Announces Executive Promotions

Senior Management Succession and Key Promotions for Next Phase of Growth

New Hope, PA., May 20, 2019 -- Iota Communications, Inc. (OTCQB: IOTC), a wireless network carrier and software-as-a-service company that provides Internet of Things solutions that optimize energy efficiency, sustainability and operations for commercial customers, today announced that its board of directors has unanimously approved a succession plan for the Chief Executive Officer of the company. Effective May 20, 2019, Terrence DeFranco, 53 will be promoted to Vice Chairman and Chief Executive Officer and remain President of Iota Communications and Barclay Knapp, 62, will become Executive Chairman of the Board.

“Beginning with Iota’s creation in September 2018 via the merger of M2M Spectrum Networks, LLC into Solbright Group, Inc., Terrence and I have been working to develop, strengthen, and promote our management core throughout the company. Today’s announcement is a continuing step on that path, and I’m very pleased and proud to have Terrence succeed me as Chief Executive of Iota, while I assume the role of Executive Chairman.”

“This change takes optimal advantage of each of our respective skills. Terrence is the ideal candidate for this role and will use his considerable executive, operating and financial skills to lead the entire enterprise on a day-to-day basis, and I will be concentrating on further developing our board strength, our industry leadership, and our Company’s strategic initiatives going forward.”

Additional Management Appointments

In addition, and effective immediately, we are proud to announce the appointment of Judah Kaplan to the position of Acting Chief Financial Officer. Mr. Kaplan is a Director of Eventus Advisory Group and a senior finance and risk management executive. Judah was a co-founder and COO/CFO of Cuzco Capital, a private-equity-style fund that invests in illiquid assets. He also served as a Vice President of Counterparty Credit Risk Management at JPMorgan Chase and at iQor, a large accounts receivable management and business process outsourcing (BPO) firm, where he was a Senior Vice President and Treasurer.

He excels at building relationships across large, complicated organizations with key investors, senior management, regulators, and clients.

Additional management promotions include the following:

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Mr. Darren Nichols has been promoted to the position of Senior Vice President and General Manager of Iota Networks, where he will be responsible for overseeing network and communication development activities;

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Mr. Artur Skrygulec has been promoted to the position of Senior Vice President and Chief Information Officer of Iota Networks, where he will be responsible for leading research and network development activities;

●	Mr. Greg Lutowsky has been promoted to the position of Senior Vice President, Head of Corporate Communications, where he will oversee all internal and external strategic communications;

●	Mr. Erik Galardi has been promoted to the position of Senior Vice President, Head of Digital Marketing, where he will lead all strategic marketing initiatives and manage the marketing team;

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Mr. Patrick Hassell has been promoted to the position of Senior Vice President and General Manager of Iota Commercial Solutions, where he will be responsible for driving sales through our software and services business.

“Firstly, I am honored and humbled to succeed Barclay as CEO,” stated Mr. DeFranco. “I believe that Iota truly has the potential to achieve considerable success for its shareholders and spectrum partners. When our companies merged last year, I felt strongly that the combination of the companies would create a unique opportunity to disrupt how businesses leverage technology to drive productivity and efficiency in a sustainable and healthy way. Today, I am convinced that Iota is poised to realize that extraordinary potential and believe that management execution is a key driver, which is why I am also honored to have a great team around me. Speaking to the Board and our shareholders on behalf of our team, we are very pleased to assume these critical roles for Iota and very thankful for their confidence and trust.”

About Iota Communications, Inc.

Iota is a wireless network carrier system and software applications provider dedicated to the Internet of Things. Iota sells recurring-revenue solutions that optimize energy usage, sustainability and operations for commercial and industrial facilities both directly and via third-party relationships. Iota also offers important ancillary products and services which facilitate the adoption of its subscription-based services, including solar energy, LED lighting, and HVAC implementation services. For more information, please visit our web site at www.iotacommunications.com.

Forward-Looking Statements:

This press release may contain “forward-looking statement” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include, but are not limited to, risks related to the acquisition and integration of the assets we acquired from Solbright Group, Inc., risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

SOURCE: Iota Communications, Inc.

Investor Contact:

Iota Communications, Inc.

540 Union Square

New Hope, PA 18938

Attn: Investor Relations

investors@iotacommunications.com

Public Relations Contact:

Greg Lutowsky, SVP, Corporate Communications

glutowsky@iotacommunications.com

(855) 743-6478